EXHIBIT 99.2

                  4TH QUARTER AND FULL YEAR 2001 EARNINGS CONFERENCE CALL SCRIPT

INTRODUCTION
------------

- Good afternoon everyone and welcome to Providian Financial's fourth quarter and full year 2001 earnings conference call. I'm joined this afternoon by Joe Saunders, President and Chief Executive Officer, Jim Rowe, our chief financial officer and Bill Horning of our investor relations department.

- This call is being webcast live over the Internet. It can be accessed on the investor relations section of our Web site - www.providian.com. A replay of
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    the call will also be available on our Web site until February 14.

- Before we get started, let me remind you that to the extent we address our outlook for the future, you should understand that there are many risks and uncertainties that can cause future results to vary from expectations. Forward-looking statements are based on current information and assumptions and are subject to change as conditions develop, and we undertake no obligation to update any forward-looking statements. The key profit drivers and risks that may cause variances in our performance are outlined in our filings with the SEC, including the earnings release issued today, our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are also available on our website.

-   With that, I will now turn the call over to Joe Saunders.

- Thanks Jack. By now I hope that most of you have had some opportunity to read our earnings release and review the financials. Jim Rowe will speak in more detail on those shortly.

- We announced today a net loss per share of $1.39 for the fourth quarter on a net loss of $395.6 million. For the full year we reported total earnings of $38.9 million or 0.16 per share. As our press release details, the fourth quarter includes significant reserves and charges that, I believe, strongly position the company for the year ahead. We expect that, as a result of these and other strategic and financial actions that I will discuss with you this afternoon, Providian will generate a profit for the full year 2002 excluding any gains or losses related to asset dispositions. While I am not satisfied with results in the fourth quarter or the level of profitability we are likely to see in 2002, I believe that we have turned the corner and the Company is on an appropriate trajectory to an acceptable earnings level.

-   My goal today is to spend some time with you:

    (1) reviewing the Capital Plan that our regulators have approved;





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    (2) updating you on the status of the various action steps that we have been working on over the past four months; and, at the end
    (3) sharing with you some high level thoughts on the Company's operating strategy going forward.

Before I get into the details, I should say I am very pleased with the amount of progress we have made in so short a time. In my mind it confirms my decision to accept this position. There is no question that the Company faces some near-term challenges and risks of execution that we should not underestimate, but I remain very optimistic about our future.

Because we are still in the midst of executing on several of our strategic initiatives and because I am still working with my new management team on variety of other issues, we will unfortunately not be in a position today to answer questions at the end of this call. We will, however, be back to you in due course with a more detailed discussion of our future plans.

CAPITAL PLAN
------------

- As we indicated in our press release, our regulators have approved a capital plan which was submitted jointly by both Banks and reflects the planned merger of the banks. Creating this plan - and the actions embraced by it - and getting it approved has been one of my most significant priorities since coming on board.

- The capital plan is designed to provide a comprehensive strategy for establishing and maintaining a strong capital position at the Banks. Providian is committed to achieving the goals of this plan, including a commitment to maintain strong levels of capital, liquidity and reserves, and improving the credit quality of the Banks' portfolio.

- In addition, the capital plan incorporates a business strategy that builds upon our strategic initiatives - including the refocusing of our new business on market segments that include both middle market and higher quality segments. The plan contemplates an underwriting strategy that is consistent with the goal of building a stable portfolio with reasonable and predictable loss rates.

-   The capital plan establishes three separate capital goals:

    - The Banks have committed to meet the capital requirements for a "well capitalized" institution commencing as of March 31, 2002 (and "adequately capitalized" until that date) as those ratios are computed in our Call Reports.

    - The Banks have also committed to achieve a total risk-based capital ratio of at least 8% after applying increased risk weightings consistent with the regulators' Expanded Guidance for Subprime Lending Programs by March 31, 2002 on a combined basis. In the absence of a merger of the Banks this requirement is applied to Providian National Bank as of March 31, 2002 and to Providian Bank as of September 30, 2002.



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    -   Lastly, the Banks have committed to achieve a total risk based capital ratio of at least 10% after applying increased risk weightings consistent with the regulators' Expanded Guidance for Subprime Lending Programs by June 30, 2003.

- These capital goals and risk weightings are a key component of our Capital Plan and we believe they are readily achievable within the timeframes required under the Plan.

- The Expanded Guidance for Subprime Lending Programs referred to in the goals calls for risk-weightings of up to 300% to be applied to certain receivables for the purpose of computing capital ratios. As applied by our banks at yearend 2001, the methodology resulted in a risk weighting of approximately 174% against our Middle and Standard assets while Prime assets continue to be weighted at 100%.

- As indicated in our press release, with the sale of the Providian Master Trust and the completion of other initiatives currently underway, we expect the banks on a combined basis to achieve a total risk based capital ratio of at least 10% after applying the Subprime Guidance risk weightings reflected in the capital plan. Future capital ratios will depend on the level of internally generated capital as well as the level of asset growth and changes in asset mix.

- One use of capital in the near term relates to our Providian Gateway Master Trust. As a result of credit rating downgrades, we are currently establishing cash collateral spread accounts relating to certain issuances out of the Trust. While the filling of these spread accounts has minimal impact on earnings, there is a regulatory capital charge associated with them because we are early adopting the new capital requirements for securitization residuals beginning January 1, 2002. Projected growth in on balance sheet receivables combined with the growth in spread account assets may result in the Banks' total risk-based capital ratio, after applying the Sub-Prime Guidance, falling below the 10% level in some future quarters. However, we expect to generate more than sufficient internal capital by June 30, 2003 to meet the 10% standard by that date. Our capital plan also includes a number of contingency actions (including additional asset sales and equity initiatives) that would be pursued if necessary to meet the capital requirements established under the plan.

- In our press release we enumerated a series of reserves and charges that we recognized in the Fourth Quarter that aggregate nearly $900 million. Significant portions of these were identified in the course of developing and securing regulatory acceptance of our capital plan. As a result of these reserves and the capital standards that we have committed to in our capital plan, Providian will maintain an exceptionally strong balance sheet as we move forward. Our year-end Tier 1 and Total capital ratios in our Providian National Bank call report, pro forma for the PMT sale, would have been above the "well-capitalized level on a call report basis. Our balance sheet strength is even more evident if you look at our year end capital and reserves as a ratio of on-balance sheet receivables which, after giving effect to the PMT sale, was approximately 36%. I feel very good about our financial strength.



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KEY ACTION STEPS
----------------

- In addition to finalizing the Capital Plan, the management team has been focused on executing a series of important action steps designed to put Providian back on solid footing. These efforts have focused on maintaining our funding, executing a series of asset sales, reducing expenses and bolstering the senior management team.

Funding
-------

- Commencing in December and moving into January we successfully completed a number of funding initiatives that we first outlined in a press release three weeks ago. These initiatives have substantially improved our near-term liquidity picture.

Asset Sales
-----------

- As we have previously noted we are pursuing a variety of portfolio and business sales with the goals of increasing capital and liquidity, reducing risk and exiting businesses that are not core to Providian's future.

- Most prominent among these is the sale of the Providian Master Trust to JP Morgan Chase, which closed this week. The sale was completed within the timing and valuation parameters that we set for ourselves when we started the process, generating an after-tax gain of over $300 million and incremental liquidity of over $2.7 billion.

- On a pro forma basis with the PMT sale, our cash and investments aggregated nearly $6 billion at the end of 2001, a balance that we believe positions us conservatively for 2002.

- We also continue to track to our plans for selling our UK business, planned disposition of our Argentine business, and the exploration of the sale of about $3 billion of high risk assets. We expect to make further announcements on these transactions in the weeks ahead although I can tell you now that the U.K. transaction is proceeding to final contract and that our progress in Argentina, which Jim will expand on, is tracking to expectations. The combined effect of these transactions will be to further enhance liquidity and capital, while reducing the company's risk profile.

Expense Reduction
-----------------

- Since joining Providian, I have taken actions that reduce expenses by about $60 million on an annual basis and I will be disappointed if we don't make additional material improvements in this area. It is important to note that not only am I committed to bring our expense base down commensurate with our asset sales, but that I envision a leaner business going forward that operates more efficiently than Providian has in the past.



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Management
----------

- On the marketing front, I have charged Warren Wilcox with defining where the new Providian will focus its lending activities. Warren brings almost two decades of consumer lending experience to Providian, and a skill set that will prove invaluable as we redefine Providian's marketing strategy. While we are not yet at the end of this process, I can say that we will continue to leverage our competitive advantages across a broad spectrum of the middle and prime segments of the market. Our proprietary modeling and analytical skills will remain at the forefront of the consumer lending industry.

- On the credit side of the equation I have named Jim Jones, who brings close to thirty years of banking experience to the equation, as head of our credit and collections. Before assuming his position at Providian as head of our international efforts, he was president of direct banking and insurance for B of A and prior to that, head of consumer credit. Jim's wealth of knowledge in these areas will be invaluable as he works closely with Warren on better integrating our risk management and marketing disciplines. Driving down our loss rates will be foremost on Jim's task list.

- On the operations front, we have begun the process of streamlining the entire operation. To this end I have enlisted the expertise of Susan Gleason. Susan brings over two decades of experience to Providian in this area and will be responsible for both streamlining and wringing every conceivable efficiency out of our existing operations platform while maintaining high quality service standards.

Now let me turn the call over to Jim to provide additional detail on our financial performance.

FIINANCIAL RESULTS
------------------

- Thanks Joe. First, let me provide you with an overview of the various reserves and charges we took during the quarter.

- We added a net $252 million to our reserve for loan losses, bringing the total loan loss reserve to over $1.9 billion at the end of the year. This reserve reflects the sequential increase we saw in the reported net credit loss rate in the quarter from 10.47% to 12.23% as well as our anticipations for charge-offs for the full year 2002, in which we assume a continued deterioration in the economy. This reserve level is fully consistent with our Capital Plan and the requirements relating to the establishment of reserves set forth in the Plan.

- After giving effect to these incremental reserves, our on-balance sheet loan loss coverage ratio, which stood at 12.2% at the end of the third quarter, is now 16.8% as of year-end.

- We executed several new securitization deals during the quarter. The structure of those deals required us to hold larger retained pieces than we have in past transactions. In fact, you can see the impact of this in our due from securitization line



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    on our balance sheet, which increased from $1.7 billion in the third quarter to $2.9 billion in the fourth quarter. The dollar amount of the discount we took, therefore, was larger than what we have taken historically for transactions of this type and size. While historically the discount on our retained interests approximated the value of the I/O strip created from a given deal, the new assumptions used, combined with the size of the retained interest held, ended up being greater than the value of the I/O strip created. The result was a $134 million charge. Had the Company not securitized these assets in the quarter, we would not have released reserves relating to such assets and a similar amount would have been maintained in the allowance for loan losses.

- A $303 million charge to increase the reserve for the estimated uncollectible portion of finance charges and fees posted on customer's accounts in the total managed portfolio to an aggregate amount of $505 million. This reflects adding reserves for fees and finance charges associated with loans that are less than 90 days delinquent. The Company has also established a policy of not accruing for the estimated uncollectible portion of fees and finance charges on managed loans. The Company believes that these policies represent a conservative position in relation to the credit card industry as a whole. We believe that these actions are conservative from an accounting standpoint, and commensurate with our desire to be as financially prudent as possible in our reserving given the higher risk associated with the expected collection of such fees and finance charges. Again, these actions are consistent with the Capital Plan and the reserving requirements set forth in it.

- We also recorded a write down of $164 million in certain residual interests in our securitizations, reflecting the impact of updated assumptions on the current retained interests held on balance sheet. While we believe our overall assumptions continue to be conservative, given our rising loss expectations and an uncertain economic environment, we concluded an added discount was prudent. Absent a significant further deterioration in our loss rates, we do not expect to take similar charges in future quarters.

- We also recorded a charge of $133 million related to the financial situation in Argentina and, given our desire to sell this business, we have reclassified it as a discontinued operation. This $133 million charge is composed of the impact of the recent currency devaluation and asset write down, as well as the fourth quarter operating loss. While we are actively exploring a sale strategy and hope to have a disposition completed in the second quarter of 2002, we have taken these charges and significantly curtailed the business we are conducting there in order to substantially limit any future exposure.

- Other charges of $35 million and consisted primarily of a $14 million charge for the closure of our Henderson, Nevada operations facility, $11 million to recognize an adjustment on the carrying value of our First Select assets and an $8 million write down on the goodwill and intangibles associated with our purchase of GetSmart in February of 1999.



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-   Now let me turn to a brief discussion of our fourth quarter financial performance.

- First, taking a look at the overall asset composition at the end of the fourth quarter, the make-up is essentially unchanged from the third quarter as the actions we initiated will not have a noticeable effect on the entire managed base until the first quarter of this year.

- We booked approximately $1 billion in net new receivables in the quarter. The lion's share was booked in the middle market, where the bulk of our marketing dollars were focused in the fourth quarter.

- For the full year 2001, total managed revenue rose 9% to $6.3 billion. Total managed revenue was $1.22 billion in the fourth quarter, a 26% decrease from the fourth quarter of 2000, reflecting the charges taken during the quarter and the discontinuance of marketing to the standard market. The managed net interest margin on loans was 12.31% for the fourth quarter of 2001 and 12.78% for the full year and would have been higher if not for the addition to the reserve for uncollectible accrued finance charges. While we expect to achieve some near-term margin benefit from the sale of the Providian Master Trust, a rising interest rate environment could mitigate that effect.

- As expected, the loss rates on our standard and middle segments moved higher from the third quarter. The standard segment came in at 18.2%, up from 13.9% in Q3 while the middle segment came in at 12.2%, up from 9.9% in Q3. The platinum segment came in at 7.6%, down from 7.8% in the third.

- We expect our net charge off rate to continue to rise in 2002 and have factored those expectations into our reserves. On an aggregate reported basis for all segments, the sale of the lower loss rate receivables in the Providian Master Trust will on its own lead to a significant increase in our managed net credit loss rate. The managed net credit loss rate of 12.70% in the fourth quarter would have been approximately 14.3% if we excluded assets held in the trust. The Company also expects additional increases in this loss rate in 2002 as a result of changes in portfolio composition and seasoning, slower growth in new receivables, and continuing weakness in the U.S. economy, although these impacts may be mitigated in part by actions we are taking to manage the portfolio.

- The Company's non-interest expense was $2.3 billion for the full-year 2001, compared to $2.4 billion in 2000. For the fourth quarter 2001, the non-interest expense was $596.6 million, including the one-time charges of $35 million I mentioned earlier.

- As Joe said, the Company is continuing to identify various avenues for cost savings and plans to significantly lower its cost structure over the course of 2002. The effect of the Henderson closing and other announced personnel reductions alone will result in annual expense savings of approximately $60 million.



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-   We believe we are well positioned for a return to profitability for the full year 2002, exclusive of the impact of gains or losses related to asset dispositions such as the Providian Master Trust, our U.K. operations or a potential sale of our Higher Risk Assets.

- Certainly one of our major accomplishments of the quarter and through the end of January was the stabilization and bolstering of our balance sheet. We completed several securitizations during the period totaling $2.8 billion, and we raised over $2.7 billion in cash through the sale of the Providian Master Trust.

- As you can see from our financial statements, we ended the year with almost $3.2 billion in cash and investments, even as we grew our receivables by almost $1 billion in the quarter, and this is before the impact from the sale of the Providian Master Trust.

- I do want to note that the $1.15 billion and the $1 billion securitization transactions which we entered into in December contain early amortization triggers which are more stringent than those contained in PNB's past securitization deals, including triggers relating to PNB's credit ratings. If any pay-out event occurs under these series, it is expected that the total $2.15 billion would amortize over a period of approximately four months, absent a waiver by the certificate holders. While we do not anticipate a trigger under either securitization, our current liquidity position is well in excess of these amounts.

- Our Holding Company liquidity also remains on sound footing. In the fourth quarter the Holding Company contributed $260 million to the subsidiary banks to bolster capital, while retaining sufficient cash to meet its ongoing liquidity needs. At the end of the fourth quarter, the holding company had cash and investments of approximately $160 million.

That concludes my comments so I'll turn the call back over to Joe for summary.

SUMMARY AND VISION FOR FUTURE
-----------------------------

Thank you Jim.

- I hope that we have been successful in providing you a good accounting of the progress we have made over the past several months and that you have a better understanding of the stronger financial position we find ourselves in today.

-   We are operating under an approved capital plan.

- We have successfully executed on a large part of our initial five point plan.

-   We have solidified our liquidity, capital and funding.

-   We have gotten our arms around the loss situation.




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-   We have enhanced our management team, and

-   We have the outline of a solid strategy to move forward.

- Before we finish today's call, I want to briefly address our operating strategy for the future. We will be reviewing all this in much greater detail when we get together - so my comments now will be brief.

- As we move forward, we are committed to pursuing an approach which is appropriate for our situation and for the current economic environment. As a result, we intend to begin pursuing a balanced business strategy designed to generate an optimal mix of new business from the "middle" and "prime" market segments. In the process, we intend to continue to leverage our long standing "middle" market competencies, in conjunction with the rich "prime" segment expertise brought by our new senior management team. We believe that this integrated strategy will enable us to tap into the best of both markets - while at the same time creating a natural bridge to accommodate the upward migration of our middle market customers as they improve their credit histories and profiles.

- In this context, our middle market strategy will continue to target creditworthy consumers who are often under-served by large, prime-oriented credit card issuers. These customers generally carry fewer cards than prime cardholders and they tend to revolve more on the cards they do carry. They are often in the process of building, or rebuilding their credit histories, and as a result, are often willing to accept smaller credit lines and pay higher rates and fees.

- Success in this market will be driven by many of the things that Providian has historically done well: specialized targeting and underwriting, risk-based pricing, prudent and proactive credit line management, and strong collections. In addition, to enhance the quality of our middle market operations, we plan to eliminate the riskiest third of this segment's marketing activity - a change which we believe will cut out a disproportionate amount of segment credit losses, without sacrificing much in incremental profitability.

- Our "prime" market strategy will target creditworthy consumers who may be seeking better credit cards and/or more attractive borrowing alternatives. These customers typically carry a number of cards and often have access to other loan products, but are seeking lower interest rates, higher credit lines, specific value-added enhancements, or some combination of these features.

- Our experience has taught us that success in this market is driven by the smart targeting of an array of attractive products to responsive, creditworthy individuals, aggressive balance transfer promotions, risk-based repricing as warranted; and active ongoing customer management programs to enhance persistency and card use.

- The ultimate goal of adopting this balanced strategy will be to build a more successful and stable business with superior, predictable earnings and reduced loss rates.



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-  I hope that you are as excited as I am about the potential that exists for the "new" Providian to again become a strong and growing franchise. All of us are committed to taking whatever steps are necessary to return the company to profitability and to rebuild the trust and confidence of our stakeholders.

- Thank you for joining us today. I am looking forward to meeting with many of you in the near future. Jack...

- Thank you, Joe. That concludes today's call. If you have follow up questions, please contact us through investor relations.




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